Exhibit 99.1

AIM ImmunoTech Announces Clinical Trial Agreement for a Phase 2a Human Challenge Trial of Ampligen as a Potential Intranasal Prophylaxis Against Respiratory Viruses

The governing ethics committee and regulatory agency have met on the study protocol and plan to issue their response in Q4; AIM anticipates that the trial will commence shortly thereafter

OCALA, Fla. – September 30, 2021 – AIM ImmunoTech Inc. (NYSE American:AIM) today announced that AIM and hVIVO have a signed Clinical Trial Agreement (CTA) for a Phase 2a Human Challenge Trial (HCT) to test the company’s drug Ampligen as a potential intranasal prophylactic using a human rhinovirus (HRV-16, a common cold virus) and influenza A virus (H3N2).

This antiviral study will be conducted by hVIVO, a subsidiary of Open Orphan plc (AIM: ORPH), a rapidly growing specialist pharmaceutical services clinical research organization and world leader in vaccine and antiviral testing using human challenge clinical trials. The AIM-sponsored study is expected to start in Q4 2021.

AIM announced on September 20 that the proposed protocol for the study had been submitted to the Oxford Research Ethics Committee/Medicines and Healthcare Regulatory Agency. The committee met last week and its response is expected by mid November. Preparations to commence the study are now underway, pending the expected approval.

The Phase 2a HCT is a single center, prospective, randomized, double-blind, placebo-controlled study of Ampligen administered intranasally to healthy adult male and female participants. In an HCT, subjects are intentionally exposed to particular diseases to test how the diseases will respond to potential therapeutics. An HCT will allow AIM to expedite the development process for Ampligen by ensuring full exposure of both the control group and the Ampligen group, so as to assess whether there is a prophylactic effect. A total of 64 participants are planned to participate in this study; 32 participants will be randomized and inoculated with influenza A/Perth/16/2009 (H3N2) and 32 participants will be randomized and inoculated with HRV-16 for an estimated total of 64 evaluable participants. In each group, 16 participants will be receiving Ampligen and 16 participants will be receiving placebo.

hVIVO has two decades of experience and expertise in safely conducting challenge studies across a range of respiratory viruses, including various strains of Influenza, Respiratory Syncytial Virus (RSV) and human Rhinovirus HRV (common cold virus), malaria, asthma. In October 2020, this expanded to include the SARS-CoV-2 virus.

A successful Phase 2a study could also establish Ampligen as a potential prophylaxis against future viral variants and future novel respiratory viruses for which there are no current therapies, as well as mutations of known viruses such as SARS-CoV-2, which causes COVID-19.

Further, exploratory endpoints are designed to develop data related to Ampligen’s potential abilty to confer enhanced and expanded immunity post-infection.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

About Open Orphan plc

Open Orphan plc (London and Euronext: ORPH) is a rapidly growing contract research company that is a world leader in testing vaccines and antivirals using human challenge clinical trials. The Company provides services to Big Pharma, biotech and government/public health organisations.

Open Orphan runs challenge studies in London from both its 19-bedroom Whitechapel quarantine clinic and its state-of-the-art 24-bedroom QMB clinic with its highly specialised on-site virology and immunology laboratory. The Company has a leading portfolio of human challenge study models for infectious and respiratory diseases and is developing a number of new models. There has been an explosion in the growth of the infectious disease market, which is estimated to grow to in excess of $250bn by 2025. The Group is focused on refreshing its existing challenge models and develop new models, such as Malaria, to address the dramatic growth potential of the global infectious disease market.

Building upon its many years of challenge studies and virology research, the Company is developing an in-depth database of infectious disease progression data. Based on the Company’s Disease in Motion® platform, this unique dataset includes clinical, immunological, virological and digital (wearable) biomarkers. The Disease in Motion platform has many potential applications across a wide variety of end users including big technology, wearables, pharma and biotech companies.

Open Orphan’s Paris office has been providing biometry, data management and statistics to its many European pharmaceutical clients for over 20 years. For over 15 years, the Company’s Netherlands office has been providing drug development consultancy and services, including CMC (chemistry, manufacturing and controls), PK and medical writing, to a broad range of European clients. Both offices are now also fully integrated with the London office and working on challenge study contracts as well as supporting third party trial contracts.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. No assurances can be given as to whether any studies will be successful or yield favorable data. Studies and trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. Significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of respiratory viruses, including SARS-CoV-2, as an intranasal therapy or otherwise, and no assurance can be given that this will be the case. There is the potential for delays in clinical trial enrollment and reporting because of the COVID-19 medical emergency. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com